Exhibit 21

RAYTHEON COMPANY SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Ownership Percentage
Raytheon Aircraft Holdings, Inc.	Delaware	100%
Raytheon Technical Services Company, LLC	Delaware	100%

The Company has additional subsidiaries, which considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary.